                                                                    EXHIBIT 99.3

================================================================================

                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             WASHINGTON, D.C. 20006

--------------------------------------------------------------------------------

                                    FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                          FDIC Certificate Number 21765

                               PACIFIC UNION BANK
             (Exact name of registrant as specified in its charter)

                         CALIFORNIA                                                       95-2888370
State or other jurisdiction of incorporation or organization                 I.R.S. Employer Identification Number

      3530 WILSHIRE BLVD. #1800
       LOS ANGELES, CALIFORNIA                                       90010
Address of principal executive offices                              Zip Code

                                 (213) 385-0909
               Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report): Not applicable

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         Yes    [X]                No    [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

                         YES    [ ]                NO    [ ]

         Common stock, $6.00 par value, 10,667,975 shares outstanding as of August 11, 2003.

================================================================================

                               PACIFIC UNION BANK

                                TABLE OF CONTENTS

                                                                                        Page No.
PART I - FINANCIAL INFORMATION

         Item 1.  Financial Statements (Unaudited)

                  Balance Sheets  -
                           June 30, 2003 and December 31, 2002

                  Statements of Operations  -
                           Three months and six months ended June 30, 2003 and 2002

                  Statements of Cash Flows -
                           Six months ended June 30, 2003 and 2002

                  Notes to Financial Statements
         Item 2.  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         Item 3.  Quantitative and Qualitative Disclosure About Market Risk

         Item 4.  Controls and Procedures

PART II - OTHER INFORMATION

         Item 1.  Legal Proceedings

         Item 2.  Changes in Securities

         Item 3.  Defaults upon Senior Securities

         Item 4.  Submission of Matters to a Vote of Security Holders

         Item 5.  Other Information

         Item 6.  Exhibits and Reports on Form 8-K

         Signatures

         Certifications

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                               PACIFIC UNION BANK
                                 Balance Sheets
                    As of June 30, 2003 and December 31, 2002
                                   (Unaudited)

                                                                          JUNE 30, 2003     DECEMBER 31, 2002
                                                                          -------------     -----------------
                        ASSETS
Cash and due from banks - demand                                         $    32,292,875     $    24,054,519
Federal funds sold                                                            11,800,000          62,500,000
Due from banks - interest-bearing                                                177,068             210,654
Federal Home Loan Bank Stock                                                   3,626,600           3,537,800
Securities held-to-maturity, at amortized cost (fair value of
         $86,639,664 at June 30, 2003 and $90,798,966 at December 31,
         2002)                                                                85,225,522          89,313,683
Securities available-for-sale, at fair value                                  77,808,699          64,701,421
Loans receivable                                                             778,827,859         683,131,191
      Less allowance for loan losses                                          (9,666,372)         (8,872,995)
                                                                         ---------------     ---------------
              Net loans receivable                                           769,161,487         674,258,196
                                                                         ---------------     ---------------
Loans held for sale                                                            3,557,700                  --
Customers' acceptance liabilities                                              1,936,301             657,760
Bank premises and equipment, net                                               6,187,913           6,610,142
Accrued interest receivable                                                    3,380,170           3,404,574
Deferred tax assets                                                            5,099,556           4,663,046
Income taxes receivable                                                        1,636,542           1,116,038
Other assets                                                                   2,493,435           1,967,404
                                                                         ---------------     ---------------
      Total assets                                                       $ 1,004,383,868     $   936,995,237
                                                                         ===============     ===============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
      Demand, non-interest-bearing                                       $   251,860,813     $   223,377,195
      Demand, interest-bearing                                                 7,754,628           7,602,024
      Money market and savings                                               171,492,839         170,486,917
      Time certificates of deposit:
              Less than $100,000                                              98,912,357          99,876,831
              $100,000 or more                                               291,464,619         258,652,585
                                                                         ---------------     ---------------
      Total deposits                                                         821,485,256         759,995,552
Other borrowed funds                                                          70,000,000          70,000,000
Acceptance liabilities                                                         1,936,301             657,760
Accrued interest payable                                                       3,492,604           3,140,064
Other liabilities                                                              1,432,132           2,325,902
                                                                         ---------------     ---------------
      Total liabilities                                                      898,346,293         836,119,278
                                                                         ---------------     ---------------

Stockholders' equity:
      Common stock, $6 par value.  Authorized 30,000,000 shares;
              issued and outstanding 10,667,237 shares at June 30,
              2003 and 10,621,554 shares at December 31, 2002                 63,998,599          63,724,507
      Capital surplus                                                         22,295,969          22,174,825
      Retained earnings                                                       19,266,053          14,283,984
      Accumulated other comprehensive income -  unrealized gain
        on securities available-for-sale - net of taxes                          476,954             692,643
                                                                         ---------------     ---------------
              Total stockholders' equity                                     106,037,575         100,875,959
                                                                         ---------------     ---------------
              Total liabilities and stockholders' equity                 $ 1,004,383,868     $   936,995,237
                                                                         ===============     ===============

            See accompanying notes to unaudited financial statements.

                               PACIFIC UNION BANK
                            Statements of Operations
            For the Three and Six Months Ended June 30, 2003 and 2002
                                   (Unaudited)

                                                                 FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                                     2003           2002           2003          2002
                                                                 -----------     ----------    -----------    -----------
Interest income:
       Interest and fees on loans                                $10,700,691      9,048,150    $20,639,137     17,794,251
       Dividend on Federal Home Loan Bank stock                       37,008          7,688         80,128         30,515
       Interest on securities held-to-maturity                       744,729         38,983      1,637,114         38,983
       Interest on securities available-for-sale                     678,080      1,566,308      1,351,453      3,379,821
       Interest on Federal funds sold                                238,857        317,162        510,381        602,662
       Other interest income                                           7,540          4,257         16,965          8,333
                                                                 -----------     ----------    -----------    -----------
         Total interest income                                    12,406,905     10,982,549     24,235,178     21,854,565

Interest expense:

       Demand - interest bearing                                       5,212         10,237         11,481         19,773
       Savings and money market                                      654,084        621,662      1,232,532      1,185,989
       Time certificates of deposit:
         Less than $100,000                                          658,353        762,594      1,378,705      1,573,919
         $100,000 or more                                          1,509,673      1,463,150      2,918,992      3,036,104
       Other borrowings                                              604,796         48,391      1,203,119         48,391
                                                                 -----------     ----------    -----------    -----------
         Total interest expense                                    3,432,118      2,906,034      6,744,829      5,864,178

         Net interest income before provision for loan losses      8,974,787      8,076,514     17,490,349     15,990,387

Provision for loan losses                                            300,000        100,000        900,000        200,000
                                                                 -----------     ----------    -----------    -----------
         Net interest income after provision for loan losses       8,674,787      7,976,514     16,590,349     15,790,387
                                                                 -----------     ----------    -----------    -----------

Other income:
       Service charges on deposit accounts                         1,590,996      1,602,036      3,231,111      3,200,664
       Remittance fees                                               245,514        239,426        461,320        452,913
       Letter of credit related fees                                 206,919        209,772        398,727        403,100
       Gain on sale of premises                                           --      1,193,797             --      1,193,797
       Gain on sale of loans                                         351,414             --        780,406             --
       Other operating income                                        423,131        364,539        884,537        897,288
                                                                 -----------     ----------    -----------    -----------
         Total other income                                        2,817,974      3,609,570      5,756,100      6,147,762
                                                                 -----------     ----------    -----------    -----------

Other expenses:
       Salaries and employee benefits                              3,510,686      2,924,851      6,742,671      5,817,712
       Security guards                                               221,684        241,829        440,221        476,033
       Net occupancy expense                                         698,455        729,518      1,395,553      1,451,175
       Equipment expense                                             375,889        380,069        715,636        730,762
       Data processing                                               494,726        511,060        966,108        959,208
       Net other real estate owned expense                                --             --             --             41
       Office supplies                                               123,155        139,348        199,257        254,700
       Legal and professional                                        236,904        274,691        415,160        692,612
       Advertising and public relations                              204,003        237,076        356,604        364,964
       Communication related expense                                 254,320        249,540        517,056        492,077
       Other operating expenses                                      749,864        572,727      1,405,492      1,073,748
                                                                 -----------     ----------    -----------    -----------
         Total other expenses                                      6,869,686      6,260,709     13,153,758     12,313,032
                                                                 -----------     ----------    -----------    -----------
         Income before income taxes                                4,623,075      5,325,375      9,192,691      9,625,117

Income taxes                                                       1,829,000      2,127,000      3,678,000      3,846,000
                                                                 -----------     ----------    -----------    -----------
         Net income                                              $ 2,794,075      3,198,375    $ 5,514,691      5,779,117
                                                                 ===========     ==========    ===========    ===========

Net income per share:
           Basic                                                 $      0.26           0.30    $      0.52    $      0.54
           Diluted                                               $      0.26           0.30    $      0.52    $      0.54

Weighted-average common shares outstanding:
           Basic                                                  10,646,089     10,613,277     10,633,889     10,610,513
           Diluted                                                10,711,173     10,708,605     10,700,269     10,700,262

                 See accompanying notes to financial statements

                               PACIFIC UNION BANK
                            Statements of Cash Flows
                 For the Six Months Ended June 30, 2003 and 2002
                                   (Unaudited)

                                                                                           06/30/2003        06/30/2002
                                                                                           ----------        ----------
Cash flows from operating activities:
    Net income                                                                           $   5,514,691     $   5,779,117
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization expenses                                                  616,299           705,674
       Provision for loan losses                                                               900,000           200,000
       Accretion of discount and amortization of premium
          on securities held-to-maturity, net                                                 (290,332)           (5,506)
       Accretion of discount and amortization of premium
          on securities available-for-sale, net                                               (656,118)           96,815
       Net loss (gain) on disposal of Bank premises and equipment                                9,943        (1,200,897)
       Gain on sale of loans                                                                  (780,406)               --
       Origination of loans held for sale                                                  (12,974,299)               --
       Proceeds from sale of loans held for sale                                            13,913,727                --
       Decrease (Increase) in accrued interest receivable                                       24,404          (326,140)
       Increase in prepaid income taxes                                                       (520,504)               --
       (Increase) decrease in deferred income taxes                                           (280,001)          294,439
       Increase in income taxes receivable                                                          --          (985,517)
       Stock dividend on Federal Home Loan Bank stock                                          (88,800)          (43,600)
       Increase in other assets                                                               (526,031)         (449,165)
       Increase (decrease) in accrued interest payable                                         352,540        (1,828,013)
       (Decrease) increase in other liabilities                                               (893,770)          665,369
                                                                                         -------------     -------------
                   Net cash provided by operating activities                                 4,321,343         2,902,576
                                                                                         -------------     -------------

Cash flows from investing activities:
    Proceeds from maturities and redemptions of securities held-to-maturity                 29,343,627                --
    Proceeds from maturities and redemptions of securities available-for-sale               55,041,083        37,497,386
    Purchase of securities held-to-maturity                                                (24,965,134)      (45,419,151)
    Purchase of securities available-for-sale                                              (67,864,441)       (3,500,000)
    Proceeds from recoveries of written-off loans                                              299,637            76,854
    Net increase in loans                                                                  (99,819,651)      (16,822,001)
    Purchases of Bank premises and equipment                                                  (204,013)         (504,319)
    Proceeds from sale of Bank premises and equipment                                               --         3,575,300
                                                                                         -------------     -------------
                   Net cash used in investing activities                                  (108,168,892)      (25,391,825)
                                                                                         -------------     -------------

Cash flows from financing activities:
    Net increase in demand deposits, non-interest-bearing                                   28,483,618         8,634,641
    Net increase in demand deposits, interest-bearing                                          152,604           560,019
    Net increase (decrease) in money market and savings deposits                             1,005,922        (5,924,384)
    Net increase in time certificates of deposit                                            31,847,560         1,351,324
    Proceeds from exercise of stock options                                                    395,236           148,248
    Cash dividend paid                                                                        (532,623)               --
    Cash paid for fractional shares                                                                 --              (425)
    Net increase in other borrowed funds                                                            --        30,000,000
                                                                                         -------------     -------------
                   Net cash provided by financing activities                                61,352,317        34,767,423
                                                                                         -------------     -------------
                   Net (decrease) increase in cash and cash equivalents                    (42,495,230)       12,574,068
Cash and cash equivalents at beginning of period                                            86,765,173        68,073,953
                                                                                         -------------     -------------
Cash and cash equivalents at end of period                                               $  44,269,943        80,648,021
                                                                                         =============     =============

Supplemental disclosures of cash flow information:

    Cash paid during the period for:
       Interest                                                                          $   6,392,288         7,692,191
       Income taxes                                                                      $   5,450,000         4,330,000
                                                                                         =============     =============
    Noncash investing and financing activities:
       Transfers of loan receivables to loans held for sale                              $   3,557,000                --
       Stock dividend                                                                    $          --        13,070,291

            See accompanying notes to unaudited financial statements.

                               PACIFIC UNION BANK
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         The accompanying unaudited interim financial statements of Pacific Union Bank ("Bank") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United State of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

2.       COMPREHENSIVE INCOME

         Comprehensive income consists of net income and net unrealized gain
(loss) on securities available-for-sale. The comprehensive income amounted to $5.3 million, which included net income of $5.5 million and decrease in unrealized gain of $215,689, which is net of the tax effect of $156,509 for the six months ended June 30, 2003. The comprehensive income amounted to $6.6 million which included net income of $5.8 million and change in unrealized gain of $822,000, which is net of the tax effect of $804,000 for the six months ended June 30, 2002.

3.       EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation for the three months ended June 30, 2003 and 2002.

                                                 INCOME        SHARES      PER SHARE
2003                                           (NUMERATOR)  (DENOMINATOR)   AMOUNT
----                                           -----------  -------------   ------
Basic EPS -
    Income available to common stockholders    $2,794,075    10,646,089    $   0.26

Effect of Dilutive Securities -
    Options                                            --        65,084          --
                                               ----------    ----------    --------
Diluted EPS -
    Income available to common stockholders    $2,794,075    10,711,173    $   0.26
                                               ==========    ==========    ========

                                                 INCOME         SHARES    PER SHARE
2002                                           (NUMERATOR)  (DENOMINATOR)   AMOUNT
----                                           -----------  -------------   ------
Basic EPS -
    Income available to common stockholders    $3,198,375    10,613,277    $   0.30

Effect of Dilutive Securities -
    Options                                            --        95,328          --
                                               ----------    ----------    --------
Diluted EPS -
    Income available to common stockholders    $3,198,375    10,708,605    $   0.30
                                               ==========    ==========    ========

         The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation for the six months ended June 30, 2003 and 2002.

                                                 INCOME        SHARES      PER SHARE
2003                                           (NUMERATOR)  (DENOMINATOR)   AMOUNT
----                                           -----------  -------------   ------
Basic EPS -
    Income available to common stockholders    $5,514,691    10,633,889       0.52

Effect of Dilutive Securities -
    Options                                            --        66,380         --
                                               ----------    ----------       ----
Diluted EPS -
    Income available to common stockholders    $5,514,691    10,700,269       0.52
                                               ==========    ==========       ====

                                                 INCOME         SHARES     PER SHARE
2002                                           (NUMERATOR)  (DENOMINATOR)   AMOUNT
----                                           -----------  -------------   ------
Basic EPS -
    Income available to common stockholders    $5,779,117    10,610,513    $   0.54

Effect of Dilutive Securities -
    Options                                            --        89,749          --
                                               ----------    ----------    --------
Diluted EPS -
    Income available to common stockholders    $5,779,117    10,700,262    $   0.54
                                               ==========    ==========    ========

4.       CAPITAL TRANSACTIONS

         The Bank's outstanding number of shares was 10,667,237 at June 30, 2003. The Bank has declared a quarterly cash dividend of $0.05 per common share on July 24, 2003. The cash dividend will be paid on or about August 27, 2003 to all shareholders of record as of August 15, 2003.

5.       STOCK OPTIONS

         Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for the six months ended June 30, 2003 and June 30, 2002 would have been reduced to the pro forma indicated below.

                          FOR THE THREE MONTHS ENDED         FOR THE SIX MONTHS ENDED
                        JUNE 30, 2003    JUNE 30, 2002    JUNE 30, 2003    JUNE 30, 2002
                        ---=---------    -------------    -------------    -------------
Net Income:
   As reported          $   2,794,075    $   3,198,375    $   5,514,691    $   5,779,117
   Pro-forma                2,783,583        3,187,805        5,494,027        5,754,858

Earnings per share:
   As reported:
     Basic              $        0.26    $        0.30    $        0.52    $        0.54
     Diluted                     0.26             0.30             0.52             0.54

   Pro-forma:
     Basic              $        0.26    $        0.30    $        0.52    $        0.54
     Diluted                     0.26             0.30             0.51             0.54

6.       RECENT ACCOUNTING PRONOUNCEMENTS

         In November 2002, FASB Interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB No. 5, 57, and 107 and

Rescission of FASB Interpretation No. 34, (FIN No. 45) was issued. FIN No. 45 clarifies requirements relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that upon issuance of a guarantee, companies recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company has adopted the annual disclosure provisions of FIN No. 45 in the year ended December 31, 2002 consolidated financial statements. The adoption of FIN 45 did not have a material impact on the Bank's financial statements.

         In October 2002, Statement of Financial Accounting No. 147, Acquisitions of Certain Financial Institutions (SFAS No. 147). SFAS No. 147 applies to all acquisitions of financial institutions except those between mutual enterprises. This Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The provisions of this Statement relating to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions of this Statement relating to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets were effective on October 1, 2002, with earlier application permitted. The adoption of FASB No. 147 did not have a material effect on the financial statements.

         In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of SFAS No. 123 (SFAS No. 148) was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ( SFAS No. 123 ), to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in not only annual, but also interim financial statements about the effect the fair value method would have had on reported results. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. It is anticipated that the financial impact of SFAS 148 will not have a material effect on the Bank.

         In January 2003, The Financial Accounting Standards Board (FASB or the "Board") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN No. 46). This Interpretation addresses consolidation by business enterprises of variable interest entities and clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Certain disclosures are effective immediately. The adoption of FIN No. 46 is not expected to have a material effect on the financial statements.

         In April, 2003, The Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") was issued. SFAS No. 149 clarifies and amends financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). In general, SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. It is anticipated that the financial impact of SFAS 149 will not have a material effect on the Bank.

         In May, 2003, Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued. FASB No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity that have been presented either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31,

2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is anticipated that the financial impact of SFAS 150 will not have a material effect on the Bank.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis includes forward-looking statements regarding management's beliefs, projections and assumptions concerning future results and events. When used the words "anticipate", "believe", "estimate", "expect", and "intend" and words or phrases of similar meanings as they relate to the Bank or the Bank's management, are intended to identify forward-looking statements. These statements are not guarantees and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, governmental policies and actions of regulatory agencies, costs associated with the Bank's future expansion, competition from other commercial banks and other competition and market and general economic factors. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date hereof. All forward-looking statements contained in this Form 10-Q are qualified in their entirety by this cautionary statement.

         The following discussion and analysis is intended to provide details of the results of operations of the Bank for the three months and six months ended June 30, 2003 and 2002 and financial condition at June 30, 2003 and at December 31, 2002. The following discussion should be read in conjunction with Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the Federal Deposit Insurance Corporation in particular as it relates to the critical accounting policies as discussed in item 14 of the Form 10-K/A.

RESULTS OF OPERATIONS

         Net income for the quarter ended June 30, 2003 decreased by $404,300 or 12.6% to $2.8 million compared to $3.2 million for the same period in 2002 which included one time gain on sale of San Francisco premises of $1.2 million in June 2002. Diluted earnings per share decreased by 13.3% to $0.26 for the three months ended June 30, 2003 compared with $0.30 for the second quarter of 2002. Income before income tax expense amounted to $4.6 million for the second quarter of 2003, a decrease of $702,000 or 13.2% compared to $5.3 million for the same quarter a year ago.

         The annualized return on average assets ("ROA") and return on average stockholders' equity ("ROE") were 1.10% and 10.73%, respectively, for the second quarter of 2003, compared to 1.58% and 13.83%, respectively, for the same period of 2002.

         Net Income decreased by $ 264,000 or 4.6 % to $5.5 million for the six months ended June 30, 2003 compared to $5.8 million for the same period of 2002. Diluted earnings per share decreased to $0.52 for the six months ended June 30, 2003 compared to $0.54 for the same period of 2002. Income before income tax expense amounted to $9.2 million and $9.6 million, respectively, for the six months ended June 30, 2003 and 2002. The annualized ROA and ROE for the first six months ended June 30, 2003 were 1.11% and 10.72%, respectively, compared to 1.43% and 12.70%, respectively, for the same period of 2002.

NET INTEREST INCOME

         The Bank's primary source of income is net interest income, which is the difference between interest income from interest-bearing assets and interest paid on interest-bearing liabilities, such as deposits and other borrowings used to fund those assets. The Bank's net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities as well as by changes in yield earned on interest-earning assets and rates paid on interest-bearing liabilities. The Bank also generates non-interest income, including the service charges on deposit accounts and other transactional fees. The Bank's non-interest expenses consist primarily of personnel, occupancy and equipment expense and other operating expenses. The Bank's results of operations are affected by its provision for loan losses and may also be significantly affected by other factors including general economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory agencies.

         Net interest income before the provision for the loan losses increased by $898,000 or 11.1% to $9.0 million in the second quarter of 2003, compared to $8.1 million in the same quarter of 2002. Total interest income increased by $1.4 million or 13.0% to $12.4 million in the second quarter of 2003, compared to $11.0 million in the same quarter of 2002 primarily due to an increase of $1.7 million in interest and fees on loans and partially offset by a $182,000 decrease in interest on investment securities.

         The increase in interest income is contributed by the average volume increase of $192.5 million in interest earning-assets to $972.5 million in the second quarter of 2003 from $763.3 million in the same quarter of 2002. The major increase of the interest earning-assets is contributed by the average loan growth of $173.3 million or 30.4% to $743.9 million in the second quarter of 2003 compared to $570.6 million for the corresponding quarter of 2002. The yield on average interest earning-assets was 5.05% in the second quarter of 2003 compared to 5.70% in the same quarter of 2002. Offsetting the increase in average net loans, the yield on average loans including loans held for sale decreased by 58 basis points to 5.69% in the second quarter of 2003 from 6.27% in the same quarter of 2002, which negatively affected the loan interest income.

          Total interest expense increased by $526,000 or 18.1% to $3.4 million for the second quarter of 2003 compared to $2.9 million for the same quarter of 2002. The increase is mainly due to an increased interest expense of $556,000 from Federal Home Loan Bank borrowings in the second quarter of 2003 compared to zero for the correspondent quarter of 2002. Average money market deposits increased $64.4 million or 58.8% to $173.8 million in the second quarter of 2003 compared with $109.4 million for the corresponding period of 2002. The cost of money market deposits decreased 46 basis points to 1.44% for the second quarter of 2003 from 1.99% for the corresponding period of 2002. Average time certificates of deposit of $100,000 or more increased $30.9 million or 12.9% to $270.7 million in the second quarter of 2003 compared with $239.8 million for the corresponding period of 2002. The cost on average time certificates of deposit of $100,000 or more decreased 21 basis points to 2.24% in the first quarter of 2003 from 2.45% in the corresponding quarter of 2002. The cost of funds decreased 11 basis points to 1.52% in the second quarter of 2003 compared with 1.63% in the same quarter of 2002.

         Net interest income before provision for loan losses increased $1.5 million or 9.4% to $17.5 million for the six months ended June 30, 2003 compared to $16.0 million for the same period of 2002. Total interest income increased by $2.4 million or 10.9% to $24.2 million for the six months ended June 30, 2003 compared with $21.9 million in the same period in 2002. The increase in total interest income was primarily due to a $2.8 million increase in interest on loans and partially offset by a $430,000 decrease in interest on investment securities. The average net loans including loans held for sale for the first six months of 2003 increased by $153.9 million to $717.9 million compared with $564.0 million for the same period of 2002.

         Total interest expense increased by $881,000 or 15.0% to $6.7 million for the six months ended June 30, 2003, compared with $5.9 million for the corresponding period of 2002. The increase was primarily attributable to a $1.2 million increase in interest on Federal Home Loan Bank advances. The average balance of Federal Home Loan Bank advances increased to $70.0 million in the first six months of 2003 compared to zero in the same period of 2002.

NET INTEREST MARGIN

         Net interest margin decreased by 54 basis points or 12.77% to 3.69% for the second quarter of 2003 compared to 4.23% for the corresponding period of 2002. The decrease in net interest margin was primarily attributable to the decrease in the average interest-earning assets yield of 65 basis points to 5.05% in the second quarter of 2003 compared with 5.70% in the same quarter of 2002. The decrease in the average interest-earning assets yield was offset by the cost of funds decrease of 11 basis points to 1.52% in the second quarter of 2003 from 1.63% in the corresponding quarter of 2002.

         Net interest margin decreased by 53 basis points or 12.62% to 3.67% for the six months ended June 30, 2003 compared to 4.20% for the corresponding period of 2002. The decrease in net interest margin was primarily attributable to the decrease in the average interest-earning assets yield of 66 basis points to 5.06% in the second quarter of 2003 compared with 5.72% in the same quarter of 2002. The decrease in the average interest-earning assets yield was offset by the cost of funds decrease of 11 basis points to 1.52% in the second quarter of 2003 from 1.63% in the corresponding quarter of 2002.

         The following table presents condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of funds for each of the periods indicated:

               DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME

                                                             For the Three Months Ended
                                                                  June 30, 2003
                                             --------------------------------------------------------
                                                                             Average          % to
                                               Average        Income/         Rate/         Earning
                                               Balance        Expense       Yield(35)        Assets
                                             --------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net(36)                               $   743,907    $    10,701           5.69%         76.49%
Federal Home Loan Bank stock                       3,604             37           4.11%          0.37%
Taxable investment securities(37)
    U.S. Treasury Securities                       3,751             23           2.45%          0.39%
    U.S. Governmental Agencies                   137,111          1,400           4.08%         14.10%
Tax-exempt  Investment Securities:
    State & Municipal Obligation                       0              0
Federal funds sold                                80,833            239           1.17%          8.31%
Interest-earning deposits                          3,300              7           0.85%          0.34%
                                             -----------    -----------                   -----------
Total interest-earning assets                    972,506         12,407           5.05%        100.00%
                                             -----------    -----------                   -----------
Non-interest-earning assets:
Cash and due from banks                           23,655
Premises and equipment, net                        6,273
Other real estate owned                                0
Customers' acceptance liabilities                  1,611
Accrued interest receivable                        3,220
Other assets                                       9,569
                                             -----------
Total non-interest-earning assets                 44,328
                                             -----------
Total assets                                 $ 1,016,834
                                             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
    Money market                             $   173,779    $       625           1.44%
    Super NOW                                      7,411              5           0.27%
    Savings                                       46,127             29           0.25%
    Time certificates of deposit of
      $100,000 or more                           270,693          1,510           2.24%
    Other time certificates of deposit           105,720            658           2.50%
Other borrowings                                  70,000            605           3.42%
                                             -----------    -----------
Total interest-bearing liabilities               673,730          3,432           2.04%
                                             -----------    -----------
Non-interest-bearing liabilities:
Demand deposits                                  231,786
Other liabilities                                  7,206
                                             -----------
Total non-interest-bearing liabilities           238,992                          1.52%
                                             -----------
Stockholders' equity                             104,112
                                             -----------
Total liabilities and stockholders' equity   $ 1,016,834
                                             ===========
Net interest income                                         $     8,975
                                                            ===========
Net interest spread(38)                                                           3.01%
                                                                           ===========
Annualized net interest margin(39)                                                3.69%
                                                                           ===========
Ratio of average interest-bearing assets
  to average interest-bearing liabilities                                       144.35%
                                                                           ===========

                                                              For the Three Months Ended
                                                                    June 30, 2002
                                             --------------------------------------------------------
                                                                             Average          % to
                                               Average        Income/         Rate/          Earning
                                               Balance        Expense        Yield(1)        Assets
                                             --------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net(36)                               $   570,632          9,048           6.27%         74.76%
Federal Home Loan Bank stock                       1,536              8           2.08%          0.20%
Taxable investment securities(37)
    U.S. Treasury Securities                       1,475             22           5.97%          0.19%
    U.S. Governmental Agencies                   113,282          1,581           5.58%         14.84%
Tax-exempt  Investment Securities:
    State & Municipal Obligation                     197              2           4.06%          0.03%
Federal funds sold                                74,990            317           1.67%          9.83%
Interest-earning deposits                          1,142              4           1.40%          0.15%
                                             -----------    -----------                   -----------
Total interest-earning assets                    763,254         10,982           5.70%        100.00%
                                             -----------    -----------                   -----------
Non-interest-earning assets:
Cash and due from banks                           28,925
Premises and equipment, net                        8,548
Other real estate owned                                0
Customers' acceptance liabilities                  1,243
Accrued interest receivable                        3,271
Other assets                                       5,198
                                             -----------
Total non-interest-earning assets                 47,185
                                             -----------
Total assets                                 $   810,439
                                             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
    Money market                             $   109,402    $       543           1.99%
    Super NOW                                      7,070             10           0.57%
    Savings                                       42,158             79           0.75%
    Time certificates of deposit of
      $100,000 or more                           239,822          1,463           2.45%
    Other time certificates of deposit           100,172            763           3.06%
Other borrowings                                   5,084             48           3.74%
                                             -----------    -----------
Total interest-bearing liabilities               503,708          2,906           2.31%
                                             -----------    -----------
Non-interest-bearing liabilities:
Demand deposits                                  209,264
Other liabilities                                  4,991
                                             -----------
Total non-interest-bearing liabilities           214,255                          1.63%
                                             -----------
Stockholders' equity                              92,476
                                             -----------
Total liabilities and stockholders' equity   $   810,439
                                             ===========
Net interest income                                         $     8,076
                                                            ===========
Net interest spread(38)                                                           3.39%
                                                                           ===========
Annualized net interest margin(39)                                                4.23%
                                                                           ===========
Ratio of average interest-bearing assets
  to average interest-bearing liabilities                                       151.53%
                                                                           ===========

----------
(35) Average rates/yields for these periods have been annualized.

(36) Loan includes loans held for sale and net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $769,161 and $579,432 at June 30, 2003 and 2002.

(37) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(38) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(39) Represents net interest income as a percentage of average interest-earning assets.

              DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME

                                                              For the Six Months Ended
                                                                   June 30, 2003
                                             --------------------------------------------------------
                                                                             Average          % to
                                               Average        Income/         Rate/         Earning
                                               Balance        Expense       Yield(40)        Assets
                                             --------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net(41)                               $   717,856    $    20,639           5.72%         75.30%
Federal Home Loan Bank stock                       3,571             80           4.48%          0.37%
Taxable investment securities(42)

    U.S. Treasury Securities                       3,050             41           2.69%          0.32%
    U.S. Governmental Agencies                   140,542          2,948           4.20%         14.74%
Tax-exempt Investment Securities:
    State & Municipal Obligation                       0              0
Federal funds sold                                84,575            510           1.20%          8.87%
Interest-earning deposits                          3,697             17           0.93%          0.39%
                                             -----------    -----------                   -----------
Total interest-earning assets                    953,291         24,235           5.03%        100.00%
                                             -----------    -----------                   -----------
Non-interest-earning assets:
Cash and due from banks                           23,798
Premises and equipment, net                        6,387
Other real estate owned                                0
Customers' acceptance liabilities                  1,106
Accrued interest receivable                        3,214
Other assets                                       9,517
                                             -----------
Total non-interest-earning assets                 44,022
                                             -----------
Total assets                                 $   997,313
                                             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
    Money market                             $   165,320    $     1,176           1.43%
    Super NOW                                      7,563             11           0.29%
    Savings                                       45,752             57           0.25%
    Time certificates of deposit of
      $100,000 or more                           262,790          2,919           2.24%
    Other time certificates of deposit           106,640          1,379           2.61%
Other borrowings                                  70,015          1,203           3.42%
                                             -----------    -----------
Total interest-bearing liabilities               673,730          6,745           2.07%
                                             -----------    -----------
Non-interest-bearing liabilities:
Demand deposits                                  229,508
Other liabilities                                  6,842
                                             -----------
Total non-interest-bearing liabilities           236,350                          1.53%
                                             -----------
Stockholders' equity                             102,883
                                             -----------
Total liabilities and stockholders' equity   $   997,313
                                             ===========
Net interest income                                         $    17,490
                                                            ===========
Net interest spread(43)                                                           2.99%
                                                                           ===========
Annualized net interest margin(44)                                                3.67%
                                                                           ===========
Ratio of average interest-bearing assets
  to average interest-bearing liabilities                                       144.86%
                                                                           ===========

                                                             For the Six Months Ended
                                                                  June 30, 2002
                                             --------------------------------------------------------
                                                                             Average          % to
                                               Average        Income/         Rate/          Earning
                                               Balance        Expense        Yield(1)        Assets
                                             --------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net(41)                               $   563,966        917,794           6.28%         74.12%
Federal Home Loan Bank stock                       1,524             30           3.94%          0.20%
Taxable investment securities(42)

    U.S. Treasury Securities                       1,492             45           6.03%          0.20%
    U.S. Governmental Agencies                   120,815          3,370           5.58%         15.88%
Tax-exempt Investment Securities:
    State & Municipal Obligation                     198              4           3.88%          0.03%
Federal funds sold                                71,744            603           1.67%          9.43%
Interest-earning deposits                          1,102              8           1.46%          0.14%
                                             -----------    -----------                   -----------
Total interest-earning assets                    760,841         21,854           5.72%        100.00%
                                             -----------    -----------                   -----------
Non-interest-earning assets:
Cash and due from banks                           26,985
Premises and equipment, net                        8,928
Other real estate owned                                0
Customers' acceptance liabilities                    915
Accrued interest receivable                        3,332
Other assets                                       4,731
                                             -----------
Total non-interest-earning assets                 44,891
                                             -----------
Total assets                                 $   805,732
                                             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
    Money market                             $   111,484    $     1,029           1.86%
    Super NOW                                      7,093             20           0.57%
    Savings                                       42,255            159           0.75%
    Time certificates of deposit of
      $100,000 or more                           239,695          3,036           2.55%
    Other time certificates of deposit           101,909          1,574           3.11%
Other borrowings                                   2,556             48           3.74%
                                             -----------    -----------
Total interest-bearing liabilities               504,992          5,864           2.34%
                                             -----------    -----------
Non-interest-bearing liabilities:
Demand deposits                                  204,112
Other liabilities                                  5,613
                                             -----------
Total non-interest-bearing liabilities           209,725                          1.67%
                                             -----------
Stockholders' equity                              91,015
                                             -----------
Total liabilities and stockholders' equity   $   805,732
                                             ===========
Net interest income                                         $    15,990
                                                            ===========
Net interest spread(43)                                                           3.38%
                                                                           ===========
Annualized net interest margin(44)                                                4.20%
                                                                           ===========
Ratio of average interest-bearing assets
  to average interest-bearing liabilities                                       150.66%
                                                                           ===========

----------
(40) Average rates/yields for these periods have been annualized.

(41) Loan includes loans held for sale and net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $769,161 and $579,432 at June 30, 2003 and 2002.

(42) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(43) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(44) Represents net interest income as a percentage of average interest-earning assets.

         The following table sets forth, for the years indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

                                                    FOR THE SIX MONTH ENDED
                                                             JUNE 30,
                                                           2003 VS. 2002
                                                       INCREASES (DECREASES)
                                                          DUE TO CHANGE IN
                                                    VOLUME    RATE(1)     TOTAL
                                                   -------    -------    -------
                                                       (DOLLARS IN THOUSANDS)
EARNING ASSETS:
INTEREST INCOME:                                   $ 4,530     (1,685)     2,845
     Loans, net(2)............................
     Federal Home Loan Bank stock.............          45          5         50
     Taxable investment securities:
         U. S. Treasury securities............          30        (34)        (4)
         U. S. Government agencies............         496       (918)      (422)
     Tax-exempt securities:(3)
         State and Municipal Obligation.......          (4)         -         (4)
     Federal funds sold.......................          96       (189)       (93)
     Interest-earning deposits................          13         (4)         9
                                                   -------    -------    -------
              Total net change
                  in interest income..........     $ 5,206    ($2,825)   $ 2,381
                                                   -------    -------    -------
DEPOSITS AND BORROWED FUNDS:
INTEREST EXPENSE:
     Money market deposits....................         420       (273)       147
     Super NOW................................           1        (10)        (9)
     Savings deposits.........................          12       (112)      (100)
     Time certificates of deposit in
         denominations of $100,000
          or more.............................         277       (394)      (117)
     Other time deposits......................          70       (265)      (195)
     Other borrowings.........................       1,159         (4)     1,155
                                                   -------    -------    -------
              Total net change
                  in interest expense.........       1,939     (1,058)       881
                                                   -------    -------    -------
Change in net interest income.................     $ 3,267    ($1,767)   $ 1,500
                                                   =======    =======    =======

PROVISION FOR LOAN LOSSES

         Provisions for loan losses are made monthly, to cover incurred losses as a result of credit risks. Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in Management's judgment is adequate to absorb incurred losses inherent in the Bank's loan portfolio.

         For the second quarter of 2003 the provision for loan losses amounted to $300,000 compared with $100,000 in the corresponding period of 2002. The Provision for loan losses amounted to $900,000 for the six months ended June 30, 2003 compared with $200,000 for the same period of 2002. The increase was mainly attributable to a strong loan growth in the second quarter of 2003. On a quarterly basis, management performs an analysis of the adequacy of the allowance for loan losses. The results of this analysis for the quarter ended June 30, 2003 determined that the allowance was adequate to cover losses inherent in the portfolio. The procedures for monitoring the adequacy of the

--------------
(1) Rates for these periods on which calculations are based have been annualized.

(2) Loan fees net of direct cost have been included in the calculation of interest income. Loan fees were $384,000 and $279,000 for the six months ended June 30, 2003 and 2002, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(3) Yields on tax-exempt income have not been computed on a tax equivalent basis, because the percentage of tax-exempt securities is minimal.

allowance, as well as detailed information concerning the allowance itself, are included below under "Allowance for loan losses."

NON-INTEREST INCOME

         Non-interest income decreased $792,000 or 21.93% to $2.8 million in the second quarter of 2003 compared to $3.6 million in the same quarter of 2002. The decrease resulted mainly from a $1.2 million gain recognized from the sale of San Francisco premises in the second quarter of 2002 and was partially offset by an increase of $351,000 on the sale of SBA loans in the second quarter of 2003. The other operating income increased by $59,000. The other operating income consists of credit card related fees, mortgage loan related fees, merchant discount fees, remittance and cable fees and other various fees.

         Non-interest income decreased $392,000 or 6.38% to $5.8 million in the six months of 2003 compared to $6.1 million in the same period of 2002. The decrease resulted mainly from a $1.2 million gain recognized from the sale of San Francisco premises during the first half of 2002 and was partially offset by an increase of $780,000 on the sale of SBA loans in the same period of 2003. The Bank is planning to continue to originate and sell the guaranteed portion of SBA loans in 2003.

         The following table sets forth the various components of the Bank's non-interest income for the periods indicated:

 NON-INTEREST INCOME

                                                (Dollars in thousands)

                                       Three Months Ended    Increase (Decrease)
                                      -------------------   --------------------
                                      06/30/03   06/30/02    Amount     Percent(%)
                                      --------   --------   --------    --------
Service charges on deposit accounts   $  1,591   $  1,602   $    (11)      (0.69)%
Remittance fees                            246        239          7        2.93
Letter of credit related fees              207        210         (3)      (1.43)
Gain on sale of loans                      351         --        351         NMV
Gain on sale of premise                     --      1,194     (1,194)        NMV
Other operating income                     423        365         58       15.89
                                      --------   --------   --------    --------
        Total                         $  2,818   $  3,610   $   (792)      21.94%
                                      ========   ========   ========    ========

                                        Six Months Ended     Increase (Decrease)
                                      -------------------   --------------------
                                      06/30/03   06/30/02    Amount     Percent(%)
                                      --------   --------   --------    --------
Service charges on deposit accounts   $  3,231   $  3,201   $     30        0.94%
Remittance fees                            461        453          8        1.77
Letter of credit related fees              399        403         (4)       0.99
Gain on sale of loans                      780         --        780         NMV
Other operating income                     885        897        (12)      (1.34)
Gain on sale of premises                    --      1,194     (1,194)        NMV
                                      --------   --------   --------    --------
        Total                         $  5,756   $  6,148   $   (392)       6.38%
                                      ========   ========   ========    ========

NON-INTEREST EXPENSE

         Non-interest expense increased by $609,000 or 9.73% to $6.9 million in the second quarter of 2003, compared to $6.3 million in the corresponding quarter of 2002. The increase is mainly attributable to an increase of $586,000 in salaries and employee benefits and a $177,000 increase in other expenses offset by decreases in legal and professional expenses by $38,000 and advertising and public relations by $33,000. An increase in salaries and employee benefits was mainly attributable to the increase in number of employees, medical expenses and annual bonus accrual for 2003. The decrease in the legal and professional expenses was mainly due to reduced consulting expenses associated with an enterprise-wide risk management implementation which peaked in early 2002. Other operating expenses consist of other loan related expenses, regulatory assessment expenses, employee related fees and other outside fees. The efficiency ratio for the second quarter of 2003 was 58.25% compared to 53.57% for the corresponding quarter of 2002.

         Non-interest expense increased by $841,000 or 6.83% to $13.2 million for the six months ended June 30, 2003, compared to $12.3 million in the corresponding period of 2002. The increase is mainly attributable to an increase of $925,000 in salaries and employee benefits and an increase of $332,000 in other operating expenses. The increase in salaries and employee benefits mainly resulted from the increases in number of employees, medical expenses and annual bonus accrual for 2003. The efficiency ratio for the six months of 2003 was 56.58% compared to 55.62% for the corresponding period of 2002.

         The following table presents the components of the non-interest expense with the amount and percentage changes for the periods indicated:

                                               NON-INTEREST EXPENSE
                                              (Dollars in thousands)

                                   Three Months Ended    Increase / (Decrease)
                                   -------------------   --------------------
                                   06/30/03   06/30/02    Amount     Percent (%)
                                   --------   --------   --------    --------
Salaries and employee benefits     $  3,511   $  2,925   $    586       20.03%
Security guards                         222        242        (20)      (8.33)
Net occupancy expense                   698        729        (31)      (4.25)
Equipment expense                       376        380         (4)      (1.10)
Data processing                         495        511        (16)      (3.20)
Office supplies                         123        139        (16)     (11.62)
Legal and professional                  237        275        (38)     (13.76)
Advertising and public relations        204        237        (33)     (13.95)
Communication expenses                  254        250          5        1.92
Other operating expenses                750        573        177       30.93
                                   --------   --------   --------    --------
        Total                      $  6,870   $  6,261   $    609        9.73%
                                   ========   ========   ========    ========

                                    Six Months Ended      Increase / (Decrease)
                                   -------------------   --------------------
                                   06/30/03   06/30/02    Amount     Percent (%)
                                   --------   --------   --------    --------
Salaries and employee benefits     $  6,743   $  5,818   $    925       15.90%
Security guards                         440        476        (36)      (7.52)
Net occupancy expense                 1,396      1,451        (55)      (3.79)
Equipment expense                       716        731        (15)      (2.07)
Data processing                         966        959          7        0.72
Office supplies                         199        255        (55)     (21.77)
Legal and professional                  415        693       (278)     (40.06)
Advertising and public relations        357        365         (8)      (2.29)
Communication related expense           517        492         25        5.08
Other operating expenses              1,405      1,073        332       30.94
                                   --------   --------   --------    --------
        Total                      $ 13,154   $ 12,313   $    841        6.83%
                                   ========   ========   ========    ========

INCOME TAX

         The effective tax rate for the six months ended June 30, 2003 was 40.01% compared to 39.96% for the same period of 2002.

         The Bank files its California tax return using the Water's Edge Unitary method. When computing its California franchise tax liability, the California law requires that the Bank consider the taxable income allocated from estimated combined net taxable income using the apportionment factor of property, payroll and revenues over combined property, payroll and revenue of its foreign-owned majority shareholder.

FINANCIAL CONDITION

         The Bank's total assets were $1.0 billion at June 30, 2003, an increase of $67.4 million or 7.19% from the $937.0 million at December 31, 2002. The net increase is attributable to a $98.5 million or 14.6% increase in net loans including loans held for sale, a $8.2 million or 34.25% increase in cash and due from banks offset by a decrease in Federal funds sold of $50.7 million or 81.12%. Total deposits increased by $61.5 million or 8.09% to $821.5 million at June 30, 2003 from $760.0 million at December 31, 2002. The non-interest bearing deposits increased $28.5 million or 12.75% and time certificates of deposit of $100,000 or more increased $32.8 million or 12.68% during the first six months of 2003 from December 31, 2002. Money market deposits and savings deposits increased $1.0 million or 0.59% in the six months of 2003 compared with the same period of 2002. The Bank's borrowings from Federal Home Loan Bank were at a $70.0 million at June 30, 2003 and December 31, 2002. Stockholders' equity increased $5.2 million or 5.12% to $106.0 million at June 30, 2003 from $100.9 million at December 31, 2002.

INTEREST-EARNING ASSET MIX

         Total earning assets amounted to $951.4 million at June 30, 2003, compared with $894.5 million at December 31, 2002, representing an increase of $56.9 million or 6.36%. The composition of the earning assets changed slightly at June 30, 2003 compared with December 31, 2002. The net loans as a percentage of total earning assets increased 5.84% to 81.22% and the percentage of Federal funds sold to the total earning assets decreased 5.75% to 1.24% at June 30, 2003 compared to December 31, 2002. On an average basis, interest-earning assets amounted to $972.5 million, an increase of $209.2 million or 27.40% for the three months ended June 30, 2003 compared to $763.3 million for the same period of 2002. On an average basis, interest-earning assets amounted to $953.3 million, an increase of $192.5 million or 25.30% for the first six months of 2003 compared to $760.8 million for the same period of 2002.

         The table below shows the changes in the earning asset mix as of the dates indicated:

                                             (Dollars in thousands)
                                   As of  06/30/03        As of 12/31/02
                                ---------------------   -------------------
Types of earning assets          Amount    Percent(%)    Amount    Percent(%)
                                --------   ----------   --------   --------
Federal funds sold              $ 11,800         1.24%  $ 62,500       6.99%
Federal Home Loan Bank stock       3,627         0.38      3,538       0.40
Securities held-to-maturity       85,225         8.96     89,314       9.98
Securities available-for-sale     77,809         8.18     64,701       7.23
Net loans                        772,719        81.22    674,258      75.38
Interest-bearing deposits            177         0.02        211       0.02
                                --------   ----------   --------   --------
        Total earning assets    $951,357       100.00%  $894,522     100.00%
                                ========   ==========   ========   ========

SECURITIES

         The Bank classifies its securities as held-to-maturity or available-for-sale. The securities classified as held-to-maturity are those that the Bank has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. The securities that could be sold in response to changes in interest rate, increased loan demand, liquidity needs, capital requirements or other similar factors, are classified as securities available-for-sale. These securities are carried at fair value, with unrealized gains or losses reflected net of tax as a component of comprehensive income. As of June 30, 2003, the Bank had a net unrealized gain of $824,000 on its available-for-sale portfolio. Accumulated other comprehensive loss for the first six months of 2003 was $216,000 representing the net unrealized loss, net of tax.

         The total investment securities increased $9.0 million or 5.86% to $163.0 million at June 30, 2003 from $154.0 million at December 31, 2002. During the second quarter of 2003, available-for-sale securities and held-to-maturity securities were purchased in the amount of $58.2 million.

         The following table summarizes the amortized cost, fair value and distribution of the Bank's investment securities as of the dates indicated:

                              INVESTMENT PORTFOLIO
                             (Dollars in thousands)

                                    As of  06/30/03       As of 12/31/02
                                  -------------------   -------------------
                                  Amortized   Fair      Amortized   Fair
                                    Cost      Value        Cost     Value
                                  ---------  --------   ---------  --------
AVAILABLE-FOR-SALE:
U.S. Treasury securities          $  1,002   $  1,055   $  1,003   $  1,074
U.S. Government agencies            25,730     25,959     25,996     26,290
Mortgage-backed securities (1)      47,649     48,146     34,000     34,730
State and political subdivision      2,604      2,649      2,507      2,607
                                  --------   --------   --------   --------
   Total available-for-sale       $ 76,985   $ 77,809   $ 63,506   $ 64,701
                                  ========   ========   ========   ========

HELD-TO-MATURITY:

Mortgage-backed securities (1)      85,225     86,640     89,314     90,799
                                  --------   --------   --------   --------
   Total held-to-maturity           85,225     86,640     89,314     90,799
                                  --------   --------   --------   --------
   Total investment securities    $162,210   $164,449   $152,820   $155,500
                                  ========   ========   ========   ========

------------
(1) Principal balance may be prepaid before contracted maturity date.

                  INVESTMENT MATURITIES AND REPRICING SCHEDULE
                             (Dollars in thousands)
                              As of June 30, 2003

                                                                  After One But           After Five but
                                         Within One Year       Within Five Years         Within Ten Years
                                     ---------------------    ---------------------    ---------------------
                                      Amount     Yield (1)     Amount     Yield (1)      Amount    Yield (1)
                                     ---------   ---------    ---------   ---------    ---------   ---------
AVAILABLE-FOR-SALE:
U.S. Treasury securities             $       -           -    $   1,055        5.82%    $      -          -%
U.S. Government agencies                 6,035        5.94       19,924        2.91            -           -
Mortgage-backed  securities (2)         17,016        5.65        8,135        5.93        5,175        2.98
State and political subdivisions         1,506        6.13        1,042        6.17          101        3.00
                                     ---------   ---------    ---------   ---------    ---------   ---------

       Total available-for-sale      $  24,557        5.68%   $  30,156        5.27%   $   5,276        2.99%
                                     =========   =========    =========   =========    =========   =========

HELD-TO-MATURITY:
Mortgage-backed securities (2)               -           -       75,078        4.59            -           -
                                     ---------   ---------    ---------   ---------    ---------   ---------
    Total held-to-maturity                   -           -       75,078        4.59            -           -
                                     ---------   ---------    ---------   ---------    ---------   ---------
       Total investment securities   $  24,557        5.68%   $ 105,234        4.96%   $   5,276        2.99%
                                     =========   =========    =========   =========    =========   =========

                                        After Ten Years               Total
                                     ---------------------   ----------------------
                                      Amount     Yield (1)    Amount      Yield (1)
                                     ---------   ---------   ---------    ---------
AVAILABLE-FOR-SALE:
U.S. Treasury securities             $       -           -%  $   1,055         5.82%
U.S. Government agencies                     -           -      25,959         3.92
Mortgage-backed  securities (2)         17,820        4.77      48,146         5.58
State and political subdivisions             -           -       2,649         5.36
                                     ---------   ---------   ---------    ---------

       Total available-for-sale      $  17,820        4.77%  $  77,809         5.43%
                                     =========   =========   =========    =========

HELD-TO-MATURITY:
Mortgage-backed securities (2)          10,147        3.30      85,225         4.44
                                     ---------   ---------   ---------    ---------
    Total held-to-maturity              10,147        3.30      85,225         4.44
                                     ---------   ---------   ---------    ---------
       Total investment securities   $  27,967        4.81%  $  163,03         5.25%
                                     =========   =========   =========    =========

-------------
(3) Yield on tax-exempt obligations has not been computed on a tax equivalent basis because the percentage of tax-exempt securities is minimal.

(4) The mortgage-backed securities reflect stated maturities and repricing schedule and not anticipated prepayments.

LOANS

         The Bank experienced strong loan growth in the first six months of 2003. The Bank achieved record loan production of $218.6 million during the first six months of 2003 resulting in a $99.3 million increase in gross loans to $782.4 million at June 30, 2003 from $683.1 million at December 31, 2002. Total commercial and industrial loans increased $14.7 million or 11.71% to $140.0 million at June 30, 2003 from $125.4 million at December 31, 2002. Commercial real estate loans increased $81.1 million or 20.48% and residential mortgage loans decreased $10.2 million or 27.27% during the first six months of 2003.

         The following table sets forth the composition of the Bank's loan portfolio as of the dates indicated:

                           LOAN PORTFOLIO COMPOSITION
                             (Dollars in thousands)

                                As of 06/30/03         As of 12/31/02
                              -------------------    -------------------
                                          Percent               Percent
                               Amount    of Total    Amount     of Total
                              --------   --------    --------   --------
Commercial and industrial     $140,045      17.90%   $125,363      18.35%
Installment loans               20,199       2.58      21,225       3.11
Real estate loans:
   Commercial                  476,877      60.95     395,807      57.94
   Residential mortgage         27,245       3.48      37,459       5.48
Home equity                      6,404       0.82       5,993       0.88
SBA                             77,087       9.85      74,560      10.91
Other (1)                        3,387       0.43       3,619       0.53
Trade Finance                   13,798       1.77      12,488       1.83
Bills Bought                    17,344       2.22       6,617       0.97
                              --------   --------    --------   --------
      Total gross loans (2)   $782,386     100.00%   $683,131     100.00%
                              ========     ======    ========   ========

------------------
(1) Consists predominantly of credit card loans.

(2) Net of unearned income and participation loans sold.

NON-PERFORMING ASSETS

         Non-performing assets include loans past due 90 days or more and still accruing interest, non-accrual loans and OREO. Total non-performing assets at June 30, 2003 decreased $541,000 to $1.5 million, compared with December 31, 2002. Total non-performing assets were 0.19% of total assets at June 30, 2003, compared to 0.30 % of total assets at December 31, 2002. The majority balance of the non-accrual home mortgage loans represented a single commercial loan secured by the business owners' home of $696,000 at June 30, 2003 which the Bank anticipates a full collection.

         As of June 30, 2003, the Bank had no OREO. The non-performing loan coverage ratio, defined as the allowance for loan losses to non-performing loans, increased to 659.80% as of June 30, 2003 from 437.96% at December 31, 2002.

         The following table provides information with respect to the components of the Bank's non-performing assets as of the dates indicated.

                                               NON-PERFORMING ASSETS
                                              (Dollars in thousands)
                                         6/30/2003   12/31/2002    6/30/2002
                                        ----------   ----------   ----------
NON-ACCRUAL LOANS:

Commercial and industrial               $      413   $    1,091   $    1,302
Installment loans                               45           28            5
Real estate loans:
   Commercial                                    -            -        2,314
   Home mortgage                               798          805          864
Home equity                                      -            -          123
SBA                                            159            -          162
Other                                            1            -            4
Trade Finance                                    -           74           58
Bills Bought                                     -            -            -
                                        ----------   ----------   ----------
     Total                              $    1,416   $    1,998   $    4,832

                                        (Table continues on the following page.)

                                                                          6/30/2003   12/31/2002    6/30/2002
                                                                         ----------   ----------    ----------
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
   (AS TO PRINCIPAL OR INTEREST):
Commercial and industrial                                                $        -   $        -    $        -
Installment loans                                                                 -            -             -
Real estate loans:
   Commercial                                                                     -            -             -
   Home mortgage                                                                  -            -             -
Home equity                                                                       -            -             -
SBA
Other                                                                            49           28            49
Trade Finance                                                                     -            -             -
Bills Bought                                                                      -            -             -
                                                                         ----------   ----------    ----------
     Total                                                               $       49   $       28    $       49
                                                                         ----------   ----------    ----------
     Total non-performing loans                                          $    1,465   $    2,026    $    4,881
Other real estate owned                                                           -            -             -
Total non-performing assets                                              $    1,465   $    2,026    $    4,881
                                                                         ==========   ==========    ==========
Non-performing loans as a percentage of total gross loans                      0.19%        0.30%         0.83%
Non-performing assets as a percentage of total gross loans
and other real  estate owned                                                   0.19%        0.30%         0.83%

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses amounted to $9.7 million or 1.24% of total loans as of June 30, 2003 compared to $8.9 million or 1.30% of total loans at December 31, 2002.

         The following table presents information relating to the allowance for loan losses for the periods indicated:

                                                                             (Dollars in thousands)

                                                                         YTD          YTD          YTD
                                                                       06/30/03     12/31/02     06/30/02
                                                                       --------     --------     --------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period                                         $  8,873     $  9,467     $  9,467
Provision for loan losses                                                   900        1,100          200
Loans charged-off                                                          (407)      (1,805)        (949)
Recoveries of charged-off loans                                             300          111           77
                                                                       --------     --------     --------
Balance at end of period                                               $  9,666     $  8,873     $  8,795
                                                                       ========     ========     ========
RATIOS:
Net loan charge-offs to average total loans                                0.03%        0.28%        0.30%
Provision for loan losses to average total loans                           0.25         0.18         0.07
Allowance for loan losses to gross loans at end of period                  1.24         1.30         1.50
Allowance for loan losses to total non-performing loans                  659.80       437.96       180.20
Net loan charge-offs to allowance for loan losses at end of period         2.21        19.10        19.85
Net loan charge-offs to provision for loan losses                         11.85       154.05       436.48

         In determining the allowance for loan losses, management continues to assess the risk inherent in the loan portfolio, the possible impact of known and potential problem loans, and other factors such as portfolio composition, loan concentration, and trends in local economic conditions.

         The Bank formally assesses its allowance for loan losses on a quarterly basis. The allowance for loan losses begins with Management reviewing each individual classified and criticized loan in detail, and evaluating, among other things, the adequacy of collateral, payment record, current loan status and borrowers' financial capacity. A loan loss allowance is assigned to each impaired loan. Loans categorized as impaired from this quarterly allocation of loan loss allowance are based upon the specifics of the loans' circumstances, including updated collateral value, borrowers' or guarantors' financial capacity, payment record and recent conversations with the borrower. Additionally, each quarter the Bank updates its twelve-quarter loss migration analysis for its commercial loan pool, six-quarter loss migration analysis for its homogeneous loan pool and four-quarter loss migration analysis for its credit card loan pool to drive the rolling respective loan loss experience percentages. These loan pools are assigned an appropriate allowance factor based upon the Bankss.s historical charge off experience, other factors, and then accounts for qualitative adjustments that take into consideration current conditions. The allowance is maintained at a level the Bank considers adequate to cover inherent risk of probable loss associated with its loan portfolio under prevailing and anticipated economic conditions.

         Based on the Bank's evaluation process and the methodology to determine the level of the allowance for loan losses, management believes the allowance level as of June 30, 2003 to be adequate to absorb the estimated known and inherent risks identified through its analysis. However, no assurance can be given that the Bank will not sustain losses in any given period which could be substantial in relation to the size of the allowance.

DEPOSITS

         The Bank's total deposits amounted to $821.5 million at June 30, 2003, an increase of $61.5 million from $760.0 million at December 31, 2002. The Bank's average deposits increased $111.0 million or 15.71% to $817.6 million for the first six months of 2003 from $706.5 million for the same period of 2002. The average money market accounts increased $53.8 million or 48.25% to $165.3 million for the first six months of 2003 from $111.5 million for the same period of 2002. The average non-interest bearing deposits increased $25.4 million or 12.44% to $229.5 million for the first six months of 2003 from $204.1 million for the same period of 2002. The ratio of average noninterest-bearing deposits to average total deposits was 28.07% for the first six months of 2003 and 28.89% for the same period of 2002. The Bank's average total cost of deposits was 1.53% for the first six months of 2003 and 1.67% for the same period of 2002. The Bank does not hold any brokered deposits.

         The following table illustrates the deposit mix as of the dates indicated:

                                                (Dollars in thousands)
                                   As of  June 30, 2003   As of December 31, 2002
                                   -------------------    -------------------------
                                     Amount    Percent     Amount          Percent
                                   --------   --------    --------         --------
Types of deposits:
Demand, non-interest-bearing       $251,861      30.66%   $223,377            29.39%
Money market accounts               125,447      15.27     126,272            16.61
Super Now                             7,754       0.94       7,602             1.00
Savings                              46,046       5.61      44,215             5.82
Time certificates of deposits of
    $100,000 or more                291,465      35.48     258,653            34.03
Other time deposits                  98,912      12.04      99,877            13.15
                                   --------   --------    --------         --------
    Total deposits                 $821,485     100.00%   $759,996           100.00%
                                   ========   ========    ========         ========

OTHER BORROWINGS

         The Bank's borrowings from Federal Home Loan Bank amounted to $70.0 million at June 30, 2003 and December 31, 2002.

CAPITAL RESOURCES

         As of June 30, 2003, stockholders' equity was $106.0 million or 10.55% of total assets, compared with $100.9 million or 10.77% as of December 31, 2002.

         The Bank is required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% ("Total Risk-Based Capital Ratio"), at least one-half of which must be in the form of Tier 1 capital, and a ratio of Tier 1 capital to total risk-weighted assets of 4.0% ("Tier 1 Risk-Based Capital Ratio"). As of June 30, 2003 and December 31, 2002, the Bank's Total Risk-Based Capital Ratios were 14.36% and 15.95%, respectively, and its Tier 1 Risk Based Capital Ratios were 13.15% and 14.70%, respectively. The Bank's regulatory capital continued to well exceed the regulatory minimum requirements on June 30, 2003; however, the Bank is no longer considered to be "well capitalized" as a result of Consent Agreement entered into with Federal Deposit Insurance Corporation in March 2002. See Part II. Item 1. "Legal Proceedings." To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table and not be subject to any regulatory order, agreement or directive.

         Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant. The Bank's Leverage Capital Ratio was 10.38% and 11.56% at June 30, 2003 and December 31, 2002, respectively.

         The following table presents the Bank's regulatory capital amount and ratios as of June 30, 2003 and December 31, 2002.

                                                                     AS OF JUNE 30, 2003
                                                                    (DOLLARS IN THOUSANDS)
                                           ----------------------------------------------------------------------
                                                                                          TO BE WELL CAPITALIZED
                                                                      FOR CAPITAL         UNDER PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSE          ACTION PROVISIONS
                                           -------------------    -------------------     -----------------------
                                            AMOUNT      RATIO      AMOUNT     RATIO        AMOUNT       RATIO
                                           --------   --------    --------   --------     --------   -----------
Total capital (to risk-weighted assets)    $115,195      14.36%   $ 64,175   > or = 8.0%  $ 80,219   > or =10.0%
Tier I capital (to risk-weighted assets)    105,528      13.15      32,100   > or = 4.0     48,150   > or = 6.0
Tier I capital (to average assets)          105,528      10.22      41,303   > or = 4.0     51,628   > or = 5.0
                                           ========   ========    ========   ==========   ========   ==========

                                                                    AS OF DECEMBER 31, 2002
                                                                    (DOLLARS IN THOUSANDS)
                                           ------------------------------------------------------------------------
                                                                                           TO BE WELL CAPITALIZED
                                                                      FOR CAPITAL          UNDER PROMPT CORRECTIVE
                                                  ACTUAL           ADEQUACY PURPOSE           ACTION PROVISIONS
                                           -------------------    -------------------     -------------------------
                                            AMOUNT      RATIO      AMOUNT     RATIO        AMOUNT          RATIO
                                           --------   --------    --------   --------     --------      -----------
Total capital (to risk-weighted assets)    $108,689      15.95%   $ 54,515   > or = 8.0%  $ 68,144      > or = 10.0%
Tier I capital (to risk-weighted assets)    100,169      14.70      27,257   > or = 4.0     40,885      > or =  6.0
Tier I capital (to average assets)          100,169      11.56      34,671   > or = 4.0     43,338      > or =  5.0
                                           ========   ========    ========   ==========   ========      ===========

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Liquidity is the Bank's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. The Bank's principal sources of liquidity have been growth in deposits and proceeds from the maturity of securities and repayments from loans. To supplement its primary sources of liquidity, the Bank maintained $222.9 million of borrowing capacity under a collateralized line of credit with the Federal Home Loan Bank of San Francisco.

         At June 30, 2003, the Bank's available liquidity totaled $270.3 million, which was approximately 30.32% of total deposits and 88.45% of total volatile liabilities compared to $186.4 million at December 31, 2002, which was approximately 24.52% of total deposits and 71.85% of total volatile liabilities. The volatile liabilities are comprised of time certificates of deposit of $100,000 or more and other volatile deposits. The Bank's policy is to maintain a minimum fund availability to total deposit and borrowing ratio of 20% and a minimum fund availability to total volatile liability ratio of 50%. The Bank considers any excessive cash holdings or balances in due from banks, overnight Fed funds sold, uncollateralized available-for-sale securities and readily available Federal Home Loan Bank advances as funds availability. The Bank follows the regulatory definition of volatile liabilities, which is Jumbo CD's. The ratios of the average balance of Jumbo CD's to average total deposits for June 30, 2003 and December 31, 2002 were 32.14% and 33.99%, respectively.

         The Bank had a significant portion of its time deposits maturing within one year or less as of June 30, 2003. Management anticipates that there may be some outflow of these deposits upon maturity due to the keen competition in the Bank's market place. However, based on its historical runoff experience, the Bank expects the outflow will be minimal and can be replenished through its normal growth in deposits.

         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, Management actively monitors and manages its interest rate risk exposure.

         The Bank actively monitors and manages its interest rate risk through analyzing the repricing characteristics of its loans, securities, and deposits on an on-going basis. One of the primary goals is to optimize net income under varying interest rate environments. The focus of this process is the development, analysis, implementation and monitoring of earnings enhancement strategies that provide stable earnings and capital levels during periods of changing interest rates. Management uses both interest rate sensitivity analysis, and a simulation model to measure and quantify the impact to the Bank's profitability on the market value of its assets and liabilities.

         The interest rate sensitivity analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. A liability sensitivity results when more liabilities than assets reprice or mature within a given period. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period. At June 30, 2003, the Bank maintained positive one-year gap position of $105.9 million or 10.54% of total assets. This compared with a positive one-year gap position of $86.5 million or 9.23% of total assets at December 31, 2002. The increase in gap was primarily due to a net increase in rate sensitive assets over rate sensitive liabilities. Because the Bank's assets tend to reprice more frequently than its liabilities over a twelve months horizon, the Bank will realize lower net interest income in a falling rate environment.

         Since an interest rate sensitivity analysis does not measure the timing differences in the repricing of assets and liabilities, the Bank uses a simulation model to quantify the extent of the differences in the behavior of the lending and funding rates, so as to project future earnings or market values under alternative interest scenarios.

         The following table presents the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of June 30, 2003 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

                       INTEREST RATE SENSITIVITY ANALYSIS
                             (Dollars in thousands)

                                                                      At June 30, 2003
                                                                      ----------------
                                                            Amounts Subject to Repricing Within
                                             -----------------------------------------------------------------
                                                                                        After 5
                                             0-3 Months   3-12 Months    1-5 Years       Years        Total
                                             ----------   ----------     ----------    ----------   ----------
INTEREST-EARNING ASSETS:
         Total Loans*                        $  627,509   $   21,413     $   55,549    $   77,979   $  782,450
         Federal Home Loan Bank Stock             3,627           --             --            --        3,627
         Investment securities                   11,930       21,627        105,234        33,243      163,034
         Federal Funds sold                      11,800           --             --            --       11,800
         Interest-earning deposits                  177           --             --            --          177
                                             ----------   ----------     ----------    ----------   ----------
              Total                             655,043       34,040        160,783       111,222      961,088
INTEREST-BEARING LIABILITIES:
         Money market                           125,447           --             --            --      125,447
         NOW                                      7,754           --             --            --        7,754
         Savings deposits                        46,046           --             --            --       46,046
         Time deposits of $100,000 or more      156,378      132,784          9,148            --      291,465
         Other Time deposits                     41,447       48,317          8,568            --       98,912
         Borrowed funds                          10,000       15,000         45,000            --       70,000
                                             ----------   ----------     ----------    ----------   ----------
              Total                          $  387,072   $  196,101     $   56,451    $       --   $  639,624
                                             ==========   ==========     ==========    ==========   ==========
Interest rate sensitivity gap                $  267,971   $ (162,061)    $  104,332    $  111,222   $  321,464
Cumulative interest rate sensitivity gap     $  267,971   $  105,910     $  210,242    $  321,464
Cumulative interest rate sensitivity gap
ratio as a percentage of total assets             26.68%       10.54%         20.93%        32.01%

*Loans including loan held forsale and unearned fees and excluding Non-Accrual Loans

         Although interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. Net portfolio value is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates. The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments.

         The following table sets forth the Bank's estimated net interest income over a twelve month period and NPV based on the indicated changes in market interest rates as of June 30, 2003.

                       % CHANGE IN
                       NET INTEREST
     CHANGE            INCOME (NEXT          % CHANGE IN
(IN BASIS POINTS)    TWELVE MONTHS)              NPV
-----------------   -----------------    -----------------
             +200             10.72%                  7.26%
                               5.12                   3.63
             +100
                0                 -                      -
             -100             -8.71                  -3.73

         As indicated above, the net interest income increases (decreases) as market interest rates rise (fall). This is due to the fact that the Bank maintained a positive gap and also a substantial portion of the interest earning assets reprice immediately after the rate change, interest-bearing liabilities reprice slower than interest-earning assets, and interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The NPV increases (declines) as the interest income increases (decreases) since the change in the discount rate has a greater impact on the change in the NPV than does the change in the cash flows.

         Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

         The Bank's historical strategies in protecting both net interest income and economic value of equity investments from significant movements in interest rates have involved restructuring its investment portfolio and using FHLB advances. Bank policies also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although the

Bank has not yet engaged in either of these activities. At June 30, 2003 the Bank had no derivative instruments outstanding.

ITEM 4. CONTROLS AND PROCEDURES

(a)      EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

         The Bank's Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Bank's disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(c) and 15-d-14(c) as of the end of the period covered by this report (the "Evaluation Date") have concluded that as of the Evaluation Date, the Bank's disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank would be made known to them by others within the Bank, particularly during the period in which this quarterly report was being prepared.

         Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(b)      CHANGES IN INTERNAL CONTROLS

         There were no significant changes in the Bank's internal controls or in other factors that could significantly affect these internal controls subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such controls requiring corrective actions. As a result, no corrective actions were taken.

                          PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by the General Counsel as to the current status of these claims or proceedings to which the Bank is a defendant, Management is of the opinion that the ultimate aggregate liability represented thereby, if any, will not have a material adverse effect on the financial condition of the Bank.

         The Bank has been subject to a Consent Order by the FDIC pursuant to
Section 8(b)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(1) since April 14, 2002. The Consent Order addresses actions necessary to correct certain Bank Secrecy Act ("BSA") compliance deficiencies including inadequate training and internal controls, and ineffective independent testing of such controls. Even before the Consent Order, the Bank had begun taking proactive steps to improve its BSA compliance. For example, the Bank implemented an enterprise-wide risk management infrastructure, which includes a comprehensive compliance and training program. This step was taken with the assistance of a leading financial services consulting firm, The Secura Group, which the Bank retained in November 2001 to advise and assist the Bank in its compliance efforts. To improve the overall efficiency and effectiveness of BSA monitoring, the Bank implemented an automated BSA tracking/monitoring system. In addition, the Bank is in the process of improving its due diligence efforts to identify and monitor high-risk accounts, internal controls to assure the accuracy and completeness of internal reports, and has intensified employee training. Finally, the Audit Committee has engaged Deloitte & Touche to conduct ongoing independent testing to validate the BSA monitoring controls, systems and processes including the implementation of the BSA Tracking System and also to oversee the bank-wide risk management. The Board of Directors, Management, Officers, and employees of the Bank are fully committed to complying with all of the terms of the Consent Order, and have been working and will continue to work closely with the FDIC towards this goal.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

         Not Applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

         Not Applicable

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         The Bank's annual meeting of shareholders was held on May 22, 2003. Proxies were solicited by the Bank's management pursuant to Regulation 14 under the Securities Exchange Act of 1934. There was no solicitation in opposition to Management's nominees for directorship as listed in the proxy statement, and all of such nominees were elected pursuant to the vote of shareholders. The directors noted below were elected to serve in office until the next annual meeting of shareholders. The votes were as follows:

                     FOR       AGAINST    ABSTAIN
Jin Kon Park      8,411,775     257,702     None
Oh Kyung Kwon     8,400,075     269,402     None
Yong Koo Kim      8,400,075     269,402     None
Oh Hoon Kwon      8,309,475     360,002     None
Donald D. Byun    8,653,402      16,075     None
Kraig A. Kupiec   8,603,402      66,075     None
Sun Kee Kim       8,603,402      66,075     None
David B. Warner   8,181,175     488,302     None
Ernest E. Dow     8,603,402      66,075     None

ITEM 5. OTHER INFORMATION

         Not Applicable

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(b) Exhibit

 Exhibit Table                                                                                                         Exhibit Table
Reference Number                                      Item                                                                 Number
----------------                                      ----                                                                 ------
      3.1           Articles of Incorporation, as Amended(1)........................................................

      3.2           2002 Amendment to Articles of Incorporation(2)..................................................

      3.3           Bylaws, as Amended(1)...........................................................................

      3.4           2001 Amendment to Bylaws(3).....................................................................

      4.1           Specimen of Common Stock Certificate(1).........................................................

      10.1          2000 Stock Option Plan(1).......................................................................

      10.2          401(k) Plan(3)..................................................................................

      10.3          Lease for Corporate Headquarters(1).............................................................

      10.4          Lease for Western Branch Office(1)..............................................................

      10.5          Lease for Wilshire Branch Office(1).............................................................

      10.6          Lease for Downtown Branch Office(1).............................................................

      10.7          Lease for Van Nuys Branch Office(1).............................................................

      10.8          Lease for Torrance Branch Office(1).............................................................

      10.9          Lease for Rowland Heights Branch Office(1)......................................................

      11.1          Statement Regarding Computation of Earnings Per Share(4)........................................

      31.1          Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002..

      31.2          Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002..

      32.1          Certification of Chief Financial Officer and Chief Financial Officer Pursuant to Section 906 of
                    Sarbanes-Oxley Act of 2002......................................................................

         (b) Reports on Form 8-K

         On April 10, 2003, the Bank filed a Form 8-K announcing that KEB will no longer recommend its retired executives to serve as president of the Bank and the Bank expects to retain an experienced President & CEO in American community banking.

         On July 26, 2003, the Bank filed a Form 8-K announcing the change of accounting firm. The accounting firm of KPMG, LLP was selected as independent auditors for the Bank's 2003 fiscal year and the Bank dismissed
PricewaterhouseCoopers LLP as independent auditors for the Bank.

--------------
(1) Incorporated by reference to the Exhibits to the Bank's Form 10 Registration Statement, as filed with the FDIC on June 12, 2000.

(2) Incorporated by reference to the Exhibits to the Bank's Form 10K, as filed with the FDIC on April 1, 2003.

(3) Incorporated by reference to the Exhibits to the Bank's Form 10-K/A, as filed with the FDIC on April 20, 2001.

(4) The information required by this exhibit is incorporated herein by reference from Note of the Bank's Financial Statements included herein.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to report be signed on its behalf by the undersigned thereunto duly authorized.

                               Pacific Union Bank

Date: August 13, 2003    By: /s/ Dianne Kim
                            ----------------------------------------------------
                                 Dianne Kim
                                 Senior Vice President and Chief Financial
                                 Officer
                                 (Principal financial or accounting officer and duly authorized signatory)